COLUMBIA BANCORP AND SUBSIDIARY


                      INFORMATION USED IN THE COMPUTATION
                         OF NET INCOME PER COMMON SHARE
               For the Three Months Ended March 31, 1996 and 1995

                                                                                           1995
                                                                                                   Fully-
                                                        1996(1)                   Primary          Diluted
Net income                                           $ 1,023,017                $  633,312         633,312
Less accumulated dividends on Series A
   preferred stock                                      ---                        135,000           ---
                                                      ----------                 ---------         -------

Adjusted net income applicable to                    $ 1,023,017                $  498,312         633,312
   common shares                                      ==========                 =========        ========

Weighted average common shares
   outstanding                                         2,146,467                 1,040,259       1,040,259
Effect of dilutive stock options and
   warrants                                              103,936                    83,216          81,478
Effect of Series A preferred stock                        ---                       ---            412,500
                                                      ----------                 ---------       ---------

Total weighted average shares
   outstanding                                         2,250,403                 1,123,475       1,534,237
                                                      ==========                 =========       =========

Net income per common share                          $      0.45                $     0.44            0.41
                                                      ==========                 =========       =========

- - -------------------------------------------

(1) Represents both primary and fully-diluted earnings per share.


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